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                                                                      EXHIBIT 23


                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-38477) of Security Capital Atlantic Incorporated (ATLANTIC) and in the related Prospectus and the Registration Statements (Form S-8 No. 333-43761, 333-31419, and 333-25993) pertaining to the Security Capital Atlantic Incorporated 401(K) Savings Plan, the Security Capital Atlantic Incorporated Long-Term Incentive Plan and the Security Capital Atlantic Incorporated Share Option Plan for Outside Directors of our report dated January 27, 1998, with respect to the financial statements and schedule of ATLANTIC included in its Annual Report (Form 10-K) for the year ended December 31, 1997.






                                        ERNST & YOUNG LLP


Dallas, Texas
March 20, 1998